EXHIBIT 11


                    COMPUTATION OF PER SHARE EARNINGS


NOTE 8 - EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share in accordance with SFAS No. 128:


     Nine Months Ended September 30, 1999

     The effect of dilutive securities is anti-dilutive therefore, the reconciliation has not been presented


     Nine Months Ended September 30, 1998

     The effect of dilutive securities is anti-dilutive therefore, the reconciliation has not been presented.


     Three Months Ended September 30, 1999

     Numerator:
          Net Income                                                   $1,979
                                                                       ------
                                                                       ------

     Denominator:
          Basic earnings per share:
          Weighted average shares outstanding                          11,302
          Effect of dilutive securities - stock options and warrants        3
                                                                       ------

     Denominator for diluted earnings per share                        11,305
                                                                       ------
                                                                       ------

     Three Months Ended September 30, 1998

     The effect of dilutive securities is anti-dilutive therefore, the reconciliation has not been presented.